Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Dual Directional Review Notes linked to the S&P GSCITM Crude Oil Excess Return Index due January 19, 2016	$2,000,000.00	$232.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated November 14, 2014 and Product Supplement dated January 2, 2015)

UBS AG $2,000,000 Dual Directional Review Notes

Linked to the S&P GSCI™ Crude Oil Excess Return Index due January 19, 2016

Investment Description

UBS AG Dual Directional Review Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the S&P GSCI™ Crude Oil Excess Return Index (the “underlying index”). The Notes are designed for investors who believe that the closing level of the underlying index will remain flat or increase during the term of the Notes, or believe that the arithmetic average of the closing level of the underlying index on each of the averaging dates (the “final index level”) will be equal to or greater than the trigger level on the final review date. If the closing level of the underlying index is equal to or greater than the initial index level on any review date (other than the final review date) or the final index level is equal to or greater than the initial index level on the final review date, UBS will automatically call the Notes and pay you an amount in cash equal to the principal amount per Note plus the applicable contingent coupon for the relevant review date (the “call price”). The contingent coupon, and therefore the call price, increases the longer the Notes are outstanding and is based on the contingent coupon rate. If by maturity the Notes have not been called and the final index level of the underlying index is equal to or greater than the trigger level on the final review date, UBS will repay your principal amount per Note plus an amount equal to the product of (i) your principal amount multiplied by (ii) the absolute value of the percentage decline in the level of the underlying index from the initial index level to the final index level (the “absolute index return”). If by maturity the Notes have not been called and the final index level is less than the trigger level on the final review date, the absolute index return will not apply and UBS will repay less than the principal amount, if anything, resulting in a loss on your investment that is proportionate to the percentage decline in the level of the underlying index from the initial index level to the final index level (the “index return”). Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. The absolute index return, and any contingent repayment of your principal, apply only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Call Feature — If the closing level of the underlying index is equal to or greater than the initial index level on any review date (other than the final review date) or the final index level is equal to or greater than the initial index level on the final review date, UBS will automatically call the Notes and pay you a cash payment per Note equal to the call price for the applicable review date. The contingent coupon, and therefore the call price, increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside market risk at maturity.

❑

Absolute Index Return with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the final index level is equal to or greater than the trigger level on the final review date, UBS will repay your principal amount per Note plus an amount equal to the product of (i) your principal amount multiplied by (ii) the absolute index return. If, however, the final index level is less than the trigger level on the final review date, the absolute index return will not apply and UBS will repay less than the principal amount, if anything, at maturity, resulting in a loss on your investment that is proportionate to the index return. The absolute index return, and any contingent repayment of your principal, apply only if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Pricing Date:	January 2, 2015
Settlement Date:	January 7, 2015
Review Dates:*	April 2, 2015, July 2, 2015,
October 2, 2015 and January 14, 2016
Averaging Dates:*	January 8, 2016, January 11, 2016,
January 12, 2016, January 13, 2016 and
January 14, 2016 (the “final review date”)
Maturity Date:*	January 19, 2016

*	Subject to postponement in the event of a market disruption event, as described in the Dual Directional Review Notes product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Notes at maturity, and the Notes can have downside market risk similar to the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under ‘‘Key Risks’’ beginning on page 6 and under “Risk Factors” beginning on page PS-12 of the Dual Directional Review Notes product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to Notes linked to the performance of the S&P GSCI™ Crude Oil Excess Return Index. The Notes are offered at a minimum investment of 10 Notes at $1,000 per Note (representing a $10,000 investment) and integral multiples of $1,000 in excess thereof.

Underlying Index	Bloomberg Ticker	Contingent Coupon Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
S&P GSCI™ Crude Oil Excess Return Index	SPGCCLP	15.00%*	290.0339	174.0203, which is 60% of the Initial Index Level	90270KFC8	US90270KFC80
*	The contingent coupon rate indicated above is the contingent coupon rate for the 54 week term of the Notes. If the Notes are called prior to maturity, the applicable contingent coupon rate will be less than the rate indicated above and will vary depending upon which review date the Notes are called. The contingent coupon increases the longer the Notes are outstanding.

The estimated initial value of the Notes as of the pricing date is $981.00 for Notes linked to the S&P GSCI™ Crude Oil Excess Return Index. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.

See ‘‘Additional Information about UBS and the Notes’’ on page ii. The Notes will have the terms set forth in the Dual Directional Review Notes product supplement relating to the Notes, dated January 2, 2015, the accompanying prospectus, dated November 14, 2014 and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the Dual Directional Review Notes product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P GSCI™ Crude Oil Excess Return Index	$2,000,000.00	$1,000.00	$20,000.00	$10.00	$1,980,000.00	$990.00

J.P. Morgan Securities LLC	UBS Investment Bank

Pricing Supplement dated January 2, 2015

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Dual Directional Review Notes product supplement dated January 2, 2015:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515000322/d831480d424b2.htm

♦	Index Supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413492/d818855d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Notes” refer to the Dual Directional Review Notes that are offered hereby, unless the context otherwise requires. Also, references to the “Dual Directional Review Notes product supplement” mean the UBS product supplement, dated January 2, 2015, references to the “index supplement” mean the UBS index supplement, dated November 14, 2014 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that could have the same downside market risk as an investment in the underlying index or the light sweet crude oil (WTI) futures contracts comprising the underlying index.

♦

You believe the closing level will be equal to or greater than the initial index level on one of the specified review dates, or that the final index level will be greater than the trigger level on the final review date.

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying index and that your potential return is limited to the applicable contingent coupon if the Notes are called, and to the absolute index return (as limited by the trigger level) if the Notes have not been called.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

♦	You are willing to invest in the Notes based on the trigger level indicated on the cover hereof.

♦	You are willing to invest in the Notes based on the contingent coupon rate indicated on the cover hereof.

♦	You do not seek current income from this investment.

♦	You fully understand the risks associated with an investment in commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 54 weeks, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

♦

You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of some or all of your initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that could have the same downside market risk as an investment in the underlying index or the light sweet crude oil (WTI) futures contracts comprising the underlying index.

♦	You require an investment designed to provide a full return of your initial investment at maturity.

♦

You believe that the level of the underlying index will decline during the term of the Notes and that the final index level is likely to be less than the trigger level on the final review date exposing you to the index return at maturity.

♦	You seek an investment that participates in the full appreciation, or benefits fully from any depreciation, in the price of the underlying index or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the trigger level indicated on the cover hereof.

♦	You are unwilling to invest in the Notes based on the contingent coupon rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying index.

♦	You seek current income from this investment.

♦	You do not fully understand the risks associated with an investment in commodity futures contracts generally, and light sweet crude oil (WTI) futures contracts specifically.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 54 weeks, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the ‘‘Key Risks’’ beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer:	UBS AG, London Branch.
Principal Amount:	$1,000 per Note (subject to a minimum investment of 10 Notes).
Term:	Approximately 54 weeks, unless called earlier.
Underlying Index:	The Notes are linked to the S&P GSCITM Crude Oil Excess Return Index (Bloomberg Ticker: SPGCCLP).
Call Feature	The Notes will be called automatically if the closing level of the underlying index is equal to or greater than the initial index level on any review date (other than the final review date) or if the final index level is equal to or greater than the initial index level on the final review date. If the Notes are called, UBS will pay you on the call settlement date a cash payment per Note equal to the applicable call price for the relevant review date.
Call Price:	The call price on each review date equals the principal amount per Note plus the applicable contingent coupon. The table below reflects a contingent coupon rate of 15.00% over the 54 week term of the Notes. Because the contingent coupon increases the longer the Notes are outstanding, the call price with respect to earlier review dates is less than the call price with respect to later review dates.

Review Dates:(1)	Contingent Coupon:	Call Price:
April 2, 2015	$37.50	$1,037.50
July 2, 2015	$75.00	$1,075.00
October 2, 2015	$112.50	$1,112.50
Final Review Date	$150.00	$1,150.00

Contingent Coupons and the Contingent Coupon Rate:	The contingent coupon increases the longer the Notes are outstanding and is based upon a contingent coupon rate of 15.00% over the 54 week term of the Notes. If the Notes are called prior to maturity, the applicable contingent coupon rate will be less than 15.00%, and will vary depending upon which review date the Notes are called.
Averaging Dates:	January 8, 2016, January 11, 2016, January 12, 2016, January 13, 2016 and January 14, 2016. The averaging dates may be subject to postponement the case of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” in the Dual Directional Review Notes product supplement.
Final Review Date:	January 14, 2016. The final review date may be subject to postponement the case of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” in the Dual Directional Review Notes product supplement.

Call Settlement Date:	Three business days following the relevant review date; provided however, if the Notes are called on the final review date, the call settlement date will be the maturity date. The call settlement date may be subject to postponement the case of a market disruption event as described under “General Terms of the Notes — Market Disruption Events” in the Dual Directional Review Notes product supplement.
Payment at Maturity (per Note):

If the Notes have not been called and the final index level is equal to or greater than the trigger level, at maturity UBS will pay you an amount in cash equal to:

$1,000 + ($1,000 x Absolute Index Return).

If the Notes have not been called and the final index level is less than the trigger level, the absolute index return will not apply and at maturity UBS will pay you an amount in cash that is less than the principal amount, if anything, equal to:

$1,000 + ($1,000 × Index Return).

Accordingly, if the Notes are not called and the final index level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the index return.

Index Return:

The quotient, expressed as a percentage, of (i) the final index level minus the initial index level, divided by (ii) the initial index level. Expressed as a formula:

Final Index Level – Initial Index Level

Initial Index Level

Absolute Index Return:

The absolute value of the index return. For example, if the index return is -5%, the absolute index return will equal 5%.

Because the absolute index return will only apply if the Notes have not been called and the final index level is equal to or greater than the trigger level, the maximum possible absolute index return will be 40%, which would result from an index return of -40% if the final index level were equal to the trigger level. You will not receive the absolute index return in the case of any further depreciation of the final index level in excess of the trigger level and will lose of some or all of your investment.

Trigger Level:	174.0203, which is 60% of the initial index level.
Initial Index Level:	290.0339, which is the closing level of the underlying index on the pricing date, as determined by the calculation agent.
Final Index Level:	The arithmetic average of the closing level of the underlying index on each of the averaging dates, as determined by the calculation agent.

(1)	Subject to the market disruption event provisions set forth under “Market Disruption Events” on page PS-26 of the Dual Directional Review Notes product supplement.

Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Investment Timeline

Pricing Date	The initial index level is observed, the trigger level is determined and the contingent coupon rate is set.

Review Dates

If the closing level of the underlying index is equal to or greater than the initial index level on any review date (other than the final review date) or the final index level is equal to or greater than the initial index level on the final review date, UBS will automatically call the Notes and will pay you a cash payment per Note on the call settlement date equal to the applicable call price for the relevant review date, which is equal to $1,000 plus the applicable contingent coupon.

Maturity Date

The closing level of the underlying index is observed on each of the averaging dates and the final index level is calculated.

If the Notes have not been called and the final index level is equal to or greater than the trigger level, UBS will pay an amount in cash per Note equal to:

$1,000 + ($1,000 x Absolute Index Return)

If the Notes have not been called and the final index level is less than the trigger level, the absolute index return will not apply and UBS will pay you an amount in cash per Note that is less than the principal amount, if anything, equal to:

$1,000 + ($1,000 × Index Return)

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Hypothetical Examples

The examples below illustrate the payment upon an automatic call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms are specified on the cover of this pricing supplement; amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 54 weeks
Initial Index Level:	300
Contingent Coupon Rate:	15.00% per Term*
Trigger Level:	180 (which is 60% of the Initial Index Level)

Review Dates:	Contingent Coupon:	Call Price
First Review Date	$ 37.50	$1,037.50
Second Review Date	$ 75.00	$1,075.00
Third Review Date	$112.50	$1,112.50
Final Review Date	$150.00	$1,150.00

*	This figure reflects the hypothetical contingent coupon rate for the entire term of the Notes. If the Notes are called prior to maturity, the applicable contingent coupon rate will be less than the rate indicated above and will vary depending upon which review date the Notes are called. The contingent coupon increases the longer the Notes are outstanding.

Example 1 — The Closing Level of the Underlying Index is equal to or greater than the Initial Index Level on the first Review Date

Closing Level on first Review Date:	300 (equal to or greater than Initial Index Level, Notes are called)
Call Price (per Note):	$1,037.50

Because the closing level is equal to or greater than the initial index level on the first review date, UBS will pay you on the call settlement date a total call price of $1,037.50 per Note (3.75% return on the Notes).

Example 2 — The Final Index Level is equal to or greater than the Initial Index Level on the Final Review Date

Closing Level on first Review Date:	280 (less than Initial Index Level, Notes NOT called)
Closing Level on second Review Date:	250 (less than Initial Index Level, Notes NOT called)
Closing Level on third Review Date:	290 (less than Initial Index Level, Notes NOT called)
Final Index Level* on Final Review Date:	320 (equal to or greater than Initial Index Level, Notes are called)

Call Price (per Note):	$1,150.00

Because the final index level is equal to or greater than the initial index level on the final review date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $1,150.00 per Note (15.00% return on the Notes).

Example 3 — Notes are NOT Called and the Final Index Level is equal to or greater than the Trigger Level

Closing Level on first Review Date:	290 (less than Initial Index Level, Notes NOT called)
Closing Level on second Review Date:	275 (less than Initial Index Level, Notes NOT called)
Closing Level on third Review Date:	210 (less than Initial Index Level, Notes NOT called)
Final Index Level* on Final Review Date:	270 (less than Initial Index Level, but equal to or greater than Trigger Level, Notes NOT called)

Payment at Maturity (per Note):	$1,000 + ($1,000 x Absolute Index Return) $1,000 + ($1,000 x 10%) $1,000 + $100 $1,100

Because the Notes are not called and the final index level is equal to or greater than the trigger level, at maturity UBS will pay you a total of $1,100 per Note (10% return on the Notes).

Example 4 — Notes are NOT Called and the Final Index Level is less than the Trigger Level

Closing Level at first Review Date:	280 (less than Initial Index Level, Notes NOT called)
Closing Level at second Review Date:	250 (less than Initial Index Level, Notes NOT called)
Closing Level at third Review Date:	200 (less than Initial Index Level, Notes NOT called)
Final Index Level* on Final Review Date:	150 (less than Initial Index Level and Trigger Level, Notes NOT called)

Payment at Maturity (per Note):	$1,000 + ($1,000 × Index Return) $1,000 + ($1,000 × -50%) $1,000 - $500 $500

Because the Notes are not called and the final index level is less than the trigger level, at maturity UBS will pay you a total of $500 per Note (a 50% loss on the Notes).

*	Represents the arithmetic average of the closing level of the underlying index on each of the averaging dates.

Accordingly, if the Notes are not called and the final index level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the index return.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying index. Some of the risks that apply to each offering of the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the Dual Directional Review Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes. If the Notes are not called, UBS will pay you an amount in cash equal to the principal amount plus an amount equal to the product of the principal amount multiplied by the absolute index return only if the final index level is equal to or greater than the trigger level and will only make such payment at maturity. If the Notes are not called and the final index level is less than the trigger level, the absolute index return will not apply and you will lose some or all of your initial investment in an amount proportionate to the index return.

♦

The absolute index return, and any contingent repayment of your principal, apply only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying index is equal to or greater than the trigger level.

♦

Your potential return on the Notes is limited — The return potential of the Notes resulting from an automatic call is limited to the applicable contingent coupon regardless of the appreciation of the underlying index. In addition, because the contingent coupon increases the longer the Notes have been outstanding, the call price payable with respect to earlier review dates is less than the call price payable with respect to later review dates. The earlier a Note is called, the lower your return will be. If the Notes are not called, your potential gain on the Notes from the absolute index return will be limited by the trigger level. Because your ability to receive a positive return on the Notes equal to the absolute index return is available only if the Notes are not called and if the final index level is equal to or greater than the trigger level, your return on the Notes in this scenario is limited to 40%. If the final index level is less than the trigger level, you will not receive the absolute index return and will participate in the full downside performance of the underlying index, resulting in a loss of some or all of your initial investment.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying index reflects a higher expectation as of the pricing date that the final index level could be less than its trigger level on the final review date of the Notes. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Note. However, while the contingent coupon rate is set on the pricing date, an asset’s volatility can change significantly over the term of the Notes. The level of the underlying index for your Notes could fall sharply, which could result in a significant loss of your initial investment.

♦	No interest payments — UBS will not pay any interest with respect to the Notes.

♦

Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as three months after issuance, you should be prepared in the event the Notes are called early.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦

Market risk — The return on the Notes, if any, at maturity is directly linked to the performance of the underlying index, and indirectly linked to the value of the light sweet crude oil (WTI) futures contracts comprising the underlying index (the “index constituents”). Changes in the prices of the index constituents result over time from the interaction of many factors directly or indirectly affecting economic and political conditions such as the expected volatility of the price of light sweet crude oil (WTI), and of the prices of exchange-traded futures contracts for the purchase or delivery of light sweet crude oil (WTI) and a variety of economic, financial, political, regulatory or judicial events. These factors may affect the level of the underlying index and the market value of the Notes. You, as an investor in the Notes, should make your own investigation into the respective underlying index, and the merits of an investment linked to it.

♦

The Notes are not regulated by the Commodity Futures Trading Commission (the “CFTC”) — An investment in the Notes does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Notes are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Notes” below. In addition, the proceeds to be received by UBS from the sale of the Notes will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Notes does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

Trading in futures contracts is subject to legal and regulatory regimes that may change in ways that could adversely affect the return on the Notes — The regulation of commodity transactions in the U.S. is subject to ongoing modification. It is not possible to predict the effect of any future legal or regulatory action relating to futures contracts, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the underlying index and, consequently, on the value of the Notes.

♦	Fair value considerations.

♦

The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level of the underlying index, the volatility and global supply and demand of the index constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the pricing date is less than the issue price you pay for the Notes.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the pricing date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Notes as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility and global supply and demand of the index constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Notes.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

♦

Owning the Notes is not the same as purchasing, or taking short positions in, light sweet crude oil (WTI) or certain other related contracts directly — The return on your Notes will not reflect the return you would realize if you had actually purchased or took a short position in light sweet crude oil (WTI) directly, or any exchange-traded or over-the-counter instruments based on light sweet crude oil (WTI). You will not have any rights that holders of such assets or instruments have. Even if the level of the underlying index moves favorably during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the underlying index to move favorably while the market value of the Notes declines.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the price of the underlying index will rise or fall. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying index. You should be willing to accept the downside risks of owning commodities futures contracts in general and the underlying index in particular, and to assume the risk that, if the Notes are not automatically called and the final index level is less than the trigger level, you will lose some or all of your initial investment.

♦

The determination as to whether the Notes are subject to an automatic call, or the formula for calculating the payment at maturity of the Notes do not take into account all developments in the level of the underlying index — Changes in the level of the underlying index during the periods between each review date will not be reflected in the determination as to whether the Notes are subject to an automatic call, or the calculation of the amount payable at maturity of the Notes. The calculation agent will determine whether the Notes are subject to an automatic call, by observing only closing level of the underlying index on the review dates (other than the final review date) and/or each of the averaging dates in the case of the final review date. The calculation agent will calculate the payment at maturity by comparing only the arithmetic average of the closing level of the underlying index on each of the averaging dates to the initial index level. No other prices will be taken into account. As a result, you may lose some or all of your principal amount even if the price of the underlying index has risen at certain times during the term of the Notes before falling to a level that is less than the trigger level on one or more of the averaging dates, resulting in a final index level that is less than the trigger level.

♦

The Notes offer exposure to futures contracts and not direct exposure to physical commodities — The underlying index is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Notes may underperform a similar investment that is linked to commodity spot prices.

♦

Prices of commodities and commodity futures contracts are highly volatile and may change unpredictably — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability; and natural or nuclear disasters. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the underlying index and, as a result, the market value of the Notes, and any payments you may receive in respect of the Notes.

♦

The underlying index reflects price return of the index constituents, not total return — The return on the Notes is based on the performance of the underlying index, which reflects the returns that are potentially available through an unleveraged investment in the index constituents. It does not reflect returns that could be earned on funds committed to the trading of the index constituents or the physical commodities (or their spot prices). The return on the Notes will not include a total return feature or interest component that may be applicable to such a fund.

♦

The underlying index may be more volatile than a broader commodities index linked to more than a single commodity — Because the underlying index is comprised entirely of light sweet crude oil (WTI) futures contracts, the underlying index may be more volatile and susceptible to price fluctuations than a broader commodities index that is more representative of the economy and commodity markets as a whole. Price volatility in light sweet crude oil (WTI) futures contracts will have a greater impact on the underlying index than it would on a less concentrated index comprised of more than one commodity.

♦

Changes in supply and demand in the market for light sweet crude oil (WTI) futures contracts may adversely affect the value of the Notes — The Notes are directly linked to the performance of the underlying index, and indirectly linked to the value of the light sweet crude oil (WTI) futures contracts comprising the underlying index. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in the first nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the closing level of the underlying index is generally scheduled to be determined by reference to the first or second nearby expiring light sweet crude oil (WTI) futures contract for each review date, the value of the Notes may be less than would otherwise be the case if the closing level of the underlying index had been determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

♦

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the Notes — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the underlying index and, therefore, the value of the Notes.

♦

Policies of S&P Dow Jones Indices LLC and changes that affect the underlying index could affect whether your Notes are subject to an automatic call, any amounts payable on your Notes at maturity and/or the market value of your Notes — The underlying index is calculated, maintained and published daily by S&P Dow Jones Indices LLC (“S&P”) in accordance with a prescribed methodology. However, S&P may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology. The policies and decisions of S&P concerning the calculation of the underlying index and the contracts comprising the underlying index could affect the level of the underlying index and, therefore, whether your Notes are subject to an automatic call, any amounts payable on your Notes at maturity and/or the market value of your Notes. The Notes could also be affected if the S&P changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the S&P discontinues or suspends calculation or publication of the underlying index, in which case it may become difficult or inappropriate to determine the market value of your Notes. If such policy changes relating to the underlying index or discontinuance or suspension of calculation or publication of the underlying index occur, the calculation agent will have discretion in determining the closing level of the underlying index on the review date(s) and/or averaging dates(s), as applicable, and the amount payable on your Notes.

♦

UBS cannot control actions by S&P and S&P has no obligation to consider your interests — UBS and its affiliates are not affiliated with S&P and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. S&P is not involved in the offering of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

♦

The Notes may be subject to certain risks specific to light sweet crude oil (WTI) as a commodity — Light sweet crude oil (WTI) is an energy-related commodity. Consequently, in addition to factors affecting commodities generally that are described above and in the product supplement, the Notes may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include, among others:

♦	changes in the level of industrial and commercial activity with high levels of energy demand;

♦	disruptions in the supply chain or in the production or supply of other energy sources;

♦	price changes in alternative sources of energy;

♦	adjustments to inventory;

♦	variations in production and shipping costs;

♦	costs associated with regulatory compliance, including environmental regulations; and

♦	changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the closing level of the underlying index, and the market value of the Notes linked to the underlying index, may offset or enhance the effect of another factor.

♦

Changes in law or regulations relating to commodity futures contracts could adversely affect the market value of, and the amounts payable on, the Notes — Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the Notes of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, is impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the Notes and may affect the amounts payable on and the value of the Notes.

♦

The calculation agent may postpone the pricing date, any review date or any averaging date (and thus the settlement date, call settlement date or the maturity date, respectively), upon the occurrence of a market disruption event — If the calculation agent determines that, on any review date (exclusive of averaging dates) a market disruption event has occurred or is continuing with respect to the underlying index, the affected date may be postponed by up to eight trading days. If such a postponement occurs, the calculation agent will instead make the relevant determination based on the closing level of the underlying index on the first trading day on which no market disruption event occurs or is continuing with respect to that offering of the Notes. In no event, however, will the relevant date be postponed by more than eight trading days. As a result, the call settlement date or the maturity date for the Notes could also be postponed, although not by more than eight trading days.

If the relevant review date (other than the final review date) is postponed to the last possible day as described above, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the relevant review date. If the closing level of the underlying index is not available on that day, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the closing level of the underlying index that would have prevailed in the absence of the market disruption event or such other reason.

In the case of determining the final index level, to the extent a market disruption event occurs on a given averaging date (including the final review date), the averaging date for the underlying index shall be the first succeeding valid date. If the first succeeding valid date in respect of the underlying index has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another averaging date or market disruption event, would have been the final review date, then (1) that eighth trading day shall be deemed to be the averaging date (irrespective of whether that eighth trading day is already an averaging date), and (2) the calculation agent shall determine the closing level on such day as specified above. If the calculation agent postpones the determination of a closing level on an averaging date and therefore postpones the determination of the final index level, the calculation agent may also adjust the maturity date to ensure that the number of business days between the final review date and the maturity date remains the same.

The calculation agent may also postpone the determination of the initial index level on the pricing date if it determines that a market disruption event has occurred or is continuing with respect to the underlying index on that date. If the pricing date is postponed, the calculation agent may adjust the review dates, as well as the averaging dates and the maturity date to ensure that the stated term of the Notes remains the same.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying index, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Notes.

♦

Potential conflict of interest — There are potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes based on observed closing levels of the underlying index. The calculation agent can postpone the determination of the initial index level and the final index level on the pricing date or final review date, respectively, or the determination of the closing level on any review date or averaging date, as applicable, if a market disruption event occurs and is continuing on that date. As UBS determines the economic terms of the Notes, including the contingent coupon rate and the trigger level, and such terms include hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes” beginning on page 17.

Description of the Underlying Index

The following is a description of the S&P GSCITM Crude Oil Excess Return Index (the “underlying index”), including, without limitation, its composition, weighting and method of calculation. The information in this description has been taken from (i) publicly available sources and (ii) the handbook “S&P GSCI Methodology” (a document available publicly on the S&P website at http://us.spindices.com/indices/commodities/sp-gsci-crude-oil), which is summarized but not incorporated by reference herein. Such information reflects the policies of and is subject to change at any time by S&P. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the underlying index.

S&P has no obligation to continue to publish the underlying index and may discontinue publication of the underlying index at any time in its sole discretion.

Overview of the Underlying Index

The S&P Dow Jones Indices Commodity Index (known under the proprietary name “S&P GSCITM”) is a composite index of commodity-sector returns that is calculated, maintained and published daily by S&P and is designed to be a measure of commodity market performance over time. The S&P GSCITM Crude Oil Excess Return Index is a single-component sub-index version of the S&P GSCITM and is designed to be a benchmark for investment performance in the crude oil market over time. As presently constituted, the only contracts comprising the underlying index are light sweet crude oil (WTI) futures contracts traded on the New York Mercantile Exchange (the “NYMEX”).

The underlying index is calculated using the NYMEX-traded light sweet crude oil (WTI) futures contract with the closest expiration date (the “front-month contract”). The front-month contract expires each month on the third business day prior to the 25th calendar day of the month, which means that the futures contract included in the underlying index changes each month. Because the underlying index is designed to replicate the actual market performance of light sweet crude oil (WTI), the calculation of the underlying index takes into account the fact that a person holding positions in the front-month contract would need to roll such positions forward as they approach settlement or delivery. Moreover, because the rolling of actual positions in a contract on a single day could be difficult to implement or, if completed on a single day, could have an adverse impact on the market, such rolling would most likely take place over a period of several days. For these reasons, the methodology for calculating the underlying index includes a roll period, which is designed to replicate the rolling of actual positions in the contract, that takes place over a five business day period commencing on the fifth business day of the month.

During the roll period, the underlying index gradually reduces the weighting of the front-month contract and increases the weighting of the contract with the next closest expiration date (the “next-month contract”). Therefore, on the first day of the roll period, the front-month contract represents 80% and the next-month contract represents 20% of the underlying index, and on the fifth day of the roll period (i.e., the ninth business day of the month) the next-month contract represents 100% of the underlying index. Over time, this monthly roll-over leads to the inclusion of different individual light sweet crude oil (WTI) crude oil futures contracts in the underlying index.

Value of the Underlying Index

The underlying index is calculated in accordance with the methodology of the S&P GSCITM and is derived by reference to the price levels of the light sweet crude oil (WTI) futures contracts included in the S&P GSCI TM as well as the discount or premium obtained by rolling hypothetical positions in such contracts forward as they approach delivery.

The closing level of the underlying index on any S&P GSCITM business day is equal to the product of (i) the closing level of the underlying index on the immediately preceding S&P GSCITM business day multiplied by (ii) one plus the contract daily return on the S&P GSCITM business day on which the calculation is made.

The “contract daily return” is equal to the sum of the daily contract reference prices multiplied by the contract production weight and the appropriate roll weight, divided by the total dollar weight of the underlying index on the preceding S&P GSCITM business day, minus one.

The “daily contract reference price” is the price of the relevant contract that is used as a reference or benchmark by market participants. The value of the underlying index will be calculated using the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day. In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 p.m., New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant calculation.

The “contract production weight” is derived from the average world production of the relevant commodity, and is calculated based on the total quantity traded for the relevant futures contract and the world production average of the relevant commodity. The contract production weight is designed so that the S&P GSCI TM and its sub-indices reflect the relative significance of each of the constituent commodities to the world economy, while limiting eligible futures contracts to those with adequate liquidity.

The “roll weight” of a futures contract reflects the fact that the position in the futures contract must be liquidated or rolled forward into a more distant contract expiration as it approaches expiration. On each day of the roll period, the roll weight of the front-month contract and the next-month contract into which the underlying index is rolled are adjusted, so that the hypothetical position in the contract that is included in the underlying index is gradually shifted from the front-month contract to the next-month contract. If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

♦	no daily contract reference price is available for a given contract expiration;

♦	any such price represents the maximum or minimum price for such contract month, based on trading facility price limits (referred to as a “limit price”);

♦

the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the S&P may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the trading facility publishes a price before the opening of trading on the next day, the S&P will revise the portion of the roll accordingly; or

♦	trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.

The “total dollar weight” of the underlying index on any S&P GSCITM business day is equal to the product of (i) the daily contract reference price multiplied by (ii) the appropriate contract production weight and roll weights on such day.

“S&P GSCITM business day” means a day on which the indices are calculated, as determined by the NYSE Euronext Holiday & Hours schedule.

Information on the underlying index is available from Bloomberg on page SPGCCLP INDEX<GO> and from Reuters on page SPGSCLP. The underlying index information is also available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Market Data”).

For further information on the S&P GSCITM and the underlying index, including their methodologies, investors can go to http://us.spindices.com/indices/commodities/sp-gsci-crude-oil.

The Index Committee and Commodity Index Advisory Panel

S&P has established a committee (the “index committee”), which is comprised of full-time professional members of S&P staff, to oversee the daily management and operations of the S&P GSCITM and the underlying index, and is responsible for all analytical methods and calculations with respect to the S&P GSCITM and its sub-indices, including the underlying index. At each meeting, the index committee reviews any issues that may affect index constituents, statistics comparing the composition of the indices to the market, commodities that are being considered as candidates for addition to an index, and any significant market events. In addition, the index committee may revise index policy covering rules for selecting commodities, or other matters.

S&P has established an advisory panel (the “commodity index advisory panel”) to assist it in connection with the operation of the underlying index. The commodity index advisory panel meets on an annual basis and at other times at the request of the index committee. The principal purpose of the commodity index advisory panel is to advise the index committee with respect to, among other things, the calculation of the S&P GSCITM and its sub-indices, the effectiveness of the indices as a measure of commodity market performance and the need for changes in the composition or methodology of the S&P GSCITM or its sub-indices. The commodity index advisory panel acts solely in an advisory and consultative capacity; the index committee makes all decisions with respect to the composition, calculation and operation of the S&P GSCITM and its sub-indices, including the underlying index. Also, certain members of the commodity index advisory panel may be affiliated with entities which, from time to time, may have investments linked to the underlying index, either through transactions in the contracts included in the underlying index, futures contracts on the underlying index or derivative products linked to the underlying index.

Index Composition

In order to be included in the underlying index for a given year, the relevant light sweet crude oil (WTI) contract must satisfy the general eligibility requirements for S&P GSCITM, which consist of the following:

General Eligibility Requirements:

♦	The contract must be on a physical commodity and may not be a financial commodity (e.g., securities, currencies, interest rates, etc.).

♦	The contract must have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified time period, in the future;

♦	The contract must, at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement;

♦

The exchange, facility or platform on which the contract is traded must allow market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the underlying index that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods;

♦	The contract must be denominated in U.S. dollars;

♦

The contract must be traded on or through a trading facility that has its principal place of business or operations in a country that is a member of the Organization for Economic Cooperation and Development during the relevant annual calculation period or interim calculation period;

♦	The daily contract reference prices for such contract generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion;

♦

At and after the time a particular contract is included in the underlying index, the daily contract reference price for such contract must be published between 10:00 AM and 4:00 PM, Eastern Time, on each contract business day by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and S&P) on the same contract business day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one contract expiration that is five months or more from the date the determination is made, as well as for all contract expirations during such five-month period; and

♦	Volume data with respect to such contract must be available, from sources that S&P believes to be reasonably reliable.

The composition of the underlying index is reviewed on a quarterly basis during any given year. If on any monthly observation date, the trading volume multiple of any designated contract is below the threshold for the relevant year, the composition of the underlying index with respect to the commodity underlying such contract will be re-determined.

Market Disruptions

Calculations and Pricing Disruptions

If the relevant trading facility opens for trading but experiences a failure or interruption of real-time prices for the relevant futures contracts, the most recent trade price (or previous settlement if the contract did not begin trading) is used for real time calculations for the affected contract. If the interruption is not resolved before the market close and the relevant exchange publishes a list of official settlement prices, those prices are used to calculate the closing level of the underlying index. If settlement prices are not available, the market disruption rules outlined in the index methodology are applied. In extreme circumstances, S&P may decide to delay index adjustments or not publish an index.

Market Disruption Events & Holidays During Roll Period

On any S&P GSCITM business day, the occurrence of either of the following circumstances will result in an adjustment of the roll weights during the roll period according to the procedure set forth in this section:

♦	An exchange holiday occurs during a designated S&P GSCITM business day, or

♦	The applicable daily contract reference price on such S&P GSCITM business day is a limit price.

If either of the above events occur, the portion of the roll that would otherwise have taken place on that S&P GSCITM business day will take place on the next S&P GSCITM business day whereby none of the circumstances identified take place.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P GSCITM or the underlying index to track general stock market performance. S&P’s only relationship to UBS AG is the licensing of certain trademarks and trade names of S&P and of S&P GSCITM and the underlying index, which indices are determined, composed and calculated by S&P without regard to UBS AG or the Notes. S&P has no obligation to take the needs of UBS AG or the owners of the Notes into consideration in determining, composing or calculating the S&P GSCITM or the underlying index. S&P is not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF S&P GSCITM OR THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE NOTES OR ANY OTHER PERSON OR

ENTITY FROM THE USE OF THE S&P GSCITM OR THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM OR THE UNDERLYING INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The S&P GSCITM and the underlying index are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by UBS AG.

Historical Information

The following table sets forth the quarterly high and low closing level for the S&P GSCITM Crude Oil Excess Return Index, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the S&P GSCITM Crude Oil Excess Return Index on January 2, 2015 was 290.0339. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	607.1437	503.8268	607.1437
4/1/2011	6/30/2011	644.4647	506.8806	533.7882
7/1/2011	9/30/2011	556.0875	438.3955	438.3955
10/3/2011	12/30/2011	567.1342	418.8559	545.2173
1/3/2012	3/30/2012	601.9905	530.5137	562.3674
4/2/2012	6/29/2012	576.7051	419.0127	458.2227
7/2/2012	9/28/2012	529.9358	451.6967	491.8431
10/1/2012	12/31/2012	493.3903	448.5244	481.9584
1/2/2013	3/28/2013	511.6316	468.0970	502.6795
4/1/2013	6/28/2013	505.8752	448.0953	495.0573
7/1/2013	9/30/2013	572.0864	502.3888	533.9717
10/1/2013	12/31/2013	543.2078	480.0819	510.6378
1/2/2014	3/31/2014	545.7297	475.5971	530.6062
4/1/2014	6/30/2014	571.2074	520.3681	563.4010
7/1/2014	10/31/2014	563.2406	444.2545	444.3649
10/1/2014	12/31/2014	497.7563	295.0981	295.0981
1/2/2015*	1/2/2015*	290.0339	290.0339	290.0339

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for January 2, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The following graph illustrates the performance of the S&P GSCITM Crude Oil Excess Return Index from January 3, 2000 through January 2, 2015, based on the daily closing level as reported by Bloomberg, without independent verification. The dotted line represents the trigger level of 174.0203, which is equal to 60% of the closing level of the underlying index on January 2, 2015. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the Dual Directional Review Notes product supplement discuss the tax consequences of your particular situation with your tax advisor. This discussion only applies to you if you are a “U.S. holder” (as defined below) that holds the Notes as capital assets for tax purposes and you purchased your Notes in the initial issuance of such Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, subject to the discussion below, you should generally recognize capital gain or loss upon the sale, maturity or automatic call of your Notes, which should be long-term if you hold your Notes for more than one year. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization (including as “taxable deemed exchanges” as discussed below), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-35 of the Dual Directional Review Notes product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year) is higher than with other securities that do not guarantee full repayment of principal.

Alternative Treatments. It is possible that a rebalancing or re-weighting of the underlying index could be treated as a taxable deemed exchange of the Note for a “new” Note, in which case a U.S. holder would recognize gain or loss (which may be short term) equal to the difference between the fair market value of the Note and the U.S. holder’s tax basis in the Note at the time of the rebalancing or re-weighting, and the U.S. holder would begin a new holding period for the Note on the day following such rebalancing or re-weighting and take a new fair market value tax basis in the Note. Such gain or loss may be short-term capital gain or loss; any such loss realized upon a deemed exchange may be subject to deferral under the “wash sale” rules. The Internal Revenue Service (“IRS”) could also assert that Section 1256 of the Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or a portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize income as if the Notes or the relevant portion of the Notes had been sold for fair market value). The IRS might also assert that the Notes should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash). There may be also a risk that the IRS could additionally assert that the Notes should only give rise to short-term capital gain or loss because the Notes offer, at least in part, short exposure to the underlying index.

IRS Notice 2008-2. Additionally, in 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-33 of the Dual Directional Review Notes product supplement, unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to United States withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed appropriate IRS Form W-8). Gain from the sale, maturity or automatic call of a Note or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, maturity or automatic call and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may not be interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. UBS Securities LLC has agreed to resell all of the Notes to JPMorgan Chase Bank, National Association, J.P. Morgan Securities LLC and their affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Notes at the original issue price to the public. The Agents may resell the Notes to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Each Agent may be deemed to be an “underwriter” as defined in the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on pages 7 and 8 of this pricing supplement.